Exhibit 99.1
                                  News Release
For Immediate Release                                         April 17, 2006

           CARROLLTON BANCORP REPORTS 110% INCREASE IN FIRST QUARTER
                   NET INCOME AND AN $0.11 QUARTERLY DIVIDEND

BALTIMORE, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced today net income for the first quarter of 2006 of $868,000 ( $0.31 per diluted share) compared to $413,000 ( $0.14 per diluted share) for the first quarter of 2005, a 110% increase.

Carrollton Bancorp also announced a quarterly dividend of $0.11 per share, payable June 1, 2006 to shareholders of record on May 11, 2006.

The earnings for the first quarter include a charge of approximately $2.3 million, representing a prepayment penalty for restructuring a $35 million Federal Home Loan Bank of Atlanta (FHLBA) advance at 6.84% maturing February 2, 2010. This charge was substantially offset by a gain of approximately $2.2 million from the sale of equity securities ($62,000 net loss after tax). The Company expects that the FHLBA prepayment will result in an increase in net interest income over the remaining term of the advance in excess of the prepayment penalty. "Executing this restructuring will improve the Company's interest-rate risk, expand its net-interest margin and improve earnings," said Mr. Robert A. Altieri, President and Chief Executive Officer. "This initiative is a strong positive move for the future of Carrollton Bancorp" Altieri continued.

In 2001 Carrollton Bancorp committed itself to a strategic focus on commercial lending, and Carrollton Bancorp's balance sheet continues to reflect this focus. By following this strategy, the Company's asset base continued to improve. Total assets for the period ended March 31, 2006 compared to March 31, 2005 reflect a 4% increase to $349.6 million in total assets due to a 6% or $15.0 million increase in loans, primarily commercial loans and a 24% or $9.8 million increase in investments. Total deposits increased 11% or $26.7 million to $270.8 million. During the same period, stockholders' equity decreased 2% or $577,000 to $33.7 million or 9.7% of total assets due to the reduction in comprehensive income after recognizing the $2.2 million gain on the sale of securities, payment of a dividend of $309,000 and offset by net income of $868,000.

The continued strong asset quality of the loan portfolio, coupled with a low delinquency rate and charge off rate has enabled the Company to maintain its current allowance for loan losses. The Company did not record any provisions for loan losses in the first quarter of 2006 and 2005. The allowance for loan losses represented 1.30% of outstanding loans at March 31, 2006.

For the quarter ended March 31, 2006, net interest income was $3.5million or 28% higher than the same quarter in 2005. The increase in net interest income was due to a $35.6 million increase in average earning assets, primarily commercial loans and an increase in the Company's net interest margin to 4.41% for the quarter ended March 31, 2006 from 3.86% in the comparable quarter in 2005. The Company is asset sensitive and has benefited from the eight interest rate increases by the Federal Reserve over the past year. Also, the pay off of a 7.26% $5 million FHLBA advance in December 2005 and restructuring a 6.84% $35 million FHLBA advance on March 6, 2006 has resulted in the yield on borrowings decreasing 21 basis points (0.21%) to 5.69% at March 31, 2006.

Noninterest income continues to be a large contributor to the Company's profitability. The majority of the Company's noninterest income is derived from two sources: the Bank's Electronic Banking Division and Carrollton Mortgage Services, Inc. (CMSI), a subsidiary of Carrollton Bank. Noninterest income increased 69% or $1.6 million to $3.9 million in the first quarter of 2006 compared to the first quarter of 2005. This increase was due primarily to the $2.2 million gain on the sale of securities and a 24% or $92,000 increase in the fees and commissions earned by CMSI partially offset by the decrease on Point of Sale revenue and ATM fees ($692,000) related to the termination of the Wal-Mart ATM agreement announced in September 2005 and effective January 22, 2006.

Noninterest expenses were $6.1million in the first quarter of 2006 compared to $4.4 million in 2005, an increase of $1.7 million or 39%. The increase was due primarily to the $2.3 million prepayment penalty for restructuring the FHLBA advance partially offset by the elimination of transaction fees and other operating expenses related to the termination of the Wal-Mart ATM agreement.


Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.



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
FINANCIAL HIGHLIGHTS
--------------------
Carrollton Bancorp
------------------
                                                       Three Months Ended March 31,

                                                     2006                2005
                                                  (unaudited)         (unaudited)    %Change
----------------------------------------------------------------------------------------------
Results of Operations
---------------------
Net interest income                              $  3,483,721        $  2,719,761          28%
Provision for loan losses                                   -                   -
Noninterest income                                  3,940,251           2,328,589          69%
Noninterest expenses                                6,088,968           4,367,243          39%
Income taxes                                          467,146             268,511         -74%
Net income                                            867,858             412,596         110%

Per Share
Net income - diluted                             $       0.31        $       0.14         121%
Cash dividends declared                                  0.11                0.10          10%
Book value                                              11.99               12.04           0%
Common stock closing price                              15.95               15.00           6%

At March 31
-----------
Short term investments                           $ 19,390,642        $ 20,480,349          -5%
Investment securities                              50,754,195          40,963,507          24%
Gross loans (net of unearned income) (a)          255,136,797         241,551,821           6%
Earning assets                                    323,832,248         302,995,677           7%
Total assets                                      349,561,435         336,073,343           4%
Total deposits                                    270,757,681         244,058,818          11%
Shareholders' equity                               33,734,488          34,311,864          -2%

Common shares outstanding                           2,813,268           2,849,773
-------------------------

Average Balances
----------------
Short term investments                           $ 16,350,060        $  9,362,884          75%
Investment securities (b)                          48,617,118          38,712,310          26%
Gross loans (net of unearned income) (a)          256,423,077         237,715,974           8%
Earning assets                                    321,390,255         285,791,168          12%
Total assets                                      354,044,356         321,277,893          10%
Total deposits                                    268,469,769         230,531,772          16%
Shareholders' equity                               33,796,090          34,285,729          -1%

Earnings Ratios
---------------
Return on average total assets                           0.98%               0.51%
Return on average shareholders'
 equity                                                 10.27%               4.81%
Net yield on average earning
 assets                                                  7.00%               6.04%
Net interest margin                                      4.41%               3.86%
Efficiency ratio ( c )                                  72.86%              86.51%

Credit Ratios
-------------
Nonperforming assets as a percent of
     period-end loans and foreclosed
      real estate                                        0.65%               1.12%
Allowance to total loans                                 1.31%               1.52%
Net loan losses to average loans                         0.00%               0.00%

Capital Ratios (period end)
---------------------------
Shareholders' equity to total
 assets                                                  9.65%              10.21%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Excludes security gains and prepayment penalty
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